[Grubb & Ellis Apartment REIT, Inc. Letterhead]

April 6, 2009

Investor Name
Address

Dear Grubb & Ellis Apartment REIT Stockholder:

I write to provide you with some important news in regards to your investment in Grubb & Ellis Apartment REIT, Inc.

The goal of our board of directors, together with our sponsor, Grubb & Ellis Company, is to be able to pay our company’s distributions completely with funds from our ongoing operations. As is called for in today’s challenging economic environment, management has undertaken a number of cost reduction measures at the property portfolio and corporate levels to aid in achieving this goal. In addition, since January 1, 2009, Grubb & Ellis Company has waived the asset management fee that our company would be obligated to pay its advisor until such time as our funds from operations are sufficient to pay the amount of our distributions declared to investors. The savings to our company from this waiver would be very significant, totaling approximately $3.4 million in annual savings for 2009.

Additionally, I am pleased to report that our board of directors has approved all death and qualifying disability share repurchase requests submitted during the first quarter of 2009. Under our share repurchase plan, our board of directors has the sole discretion to accept or reject requests made under the repurchase plan on a quarterly basis. Our board of directors has determined that it is in the best interest of Grubb & Ellis Apartment REIT and its investors to preserve our company’s cash and defer all other requests made under the share repurchase plan until they are reconsidered by our board of directors in the next redemption period. Stockholders who submitted repurchase requests but have not had their share repurchase effected do not need to take any further action in order for our board of directors to reconsider their requests in the next redemption period.

We thank you for the trust and confidence you have placed in Grubb & Ellis Apartment REIT. As always, we remain committed to providing you with the best possible service. Should you have any questions regarding Grubb & Ellis Apartment REIT, please feel free to contact our Investor Services department at 877-888-7348.

Kind regards,

/s/ Stanley J. Olander, Jr.
Stanley J. Olander, Jr.
Chief Executive Officer and President